As filed with the Securities and Exchange Commission on May 20, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KINETIK HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	81-4675947
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2700 Post Oak Blvd., Suite 300 Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

KINETIK HOLDINGS INC. AMENDED AND RESTATED 2019 OMNIBUS COMPENSATION PLAN

(Full title of the plan)

Todd Carpenter

General Counsel and Chief Compliance Officer

2700 Post Oak Blvd., Suite 300

Houston, Texas 77056

(Name and address of agent for service)

(713) 621-7330

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller Reporting Company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering the offer and sale of an additional 7,150,000 shares of Class A common stock, par value $0.0001 per share (the “Stock”), of Kinetik Holdings Inc., a Delaware corporation (the “Registrant”), that may be issued pursuant to the Kinetik Holdings Inc. Amended and Restated 2019 Omnibus Compensation Plan (as amended from time to time, the “Plan”).

Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference into this Registration Statement the contents of the registration statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on November 4, 2019 (File No. 333-234475). The additional shares of Stock registered pursuant to this Registration Statement were authorized pursuant to an amendment and restatement of the Plan that was approved by the Registrant’s stockholders at the Registrant’s annual meeting held on May 20, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which a person is a party by reason of being one of the Registrant’s directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

The Registrant’s Third Amended and Restated Certificate of Incorporation, as amended (the “Charter”) provides that the Registrant’s officers and directors are indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Charter provides that the Registrant’s officers and directors will not be personally liable for monetary damages to the Registrant or its stockholders for breaches of their fiduciary duty as officers or directors, unless they: violated their duty of loyalty to the Registrant or its stockholders; acted in bad faith; knowingly or intentionally violated the law; with respect to any director, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions; derived an improper personal benefit from their actions as officers or directors; or, with respect to any officer, in any action by or in the right of the Registrant.

The Registrant’s bylaws permit the Registrant to secure insurance on behalf of any officer, director, or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. The Registrant has purchased a policy of directors’ and officers’ liability insurance that insures the Registrant’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors. In addition, the Registrant has entered into indemnification agreements with certain of its directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Third Amended and Restated Certificate of Incorporation of Kinetik Holdings Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 28, 2022, and incorporated herein by reference).

4.2	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of Kinetik Holdings Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 2, 2023, and incorporated herein by reference).

4.3	Amended and Restated Bylaws of Kinetik Holdings Inc. (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 28, 2022, and incorporated herein by reference).

4.4*	Kinetik Holdings Inc. Amended and Restated 2019 Omnibus Compensation Plan.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of KPMG LLP.

23.2*	Consent of BDO USA, P.C. relating to the financial statements of Permian Highway Pipeline LLC.

23.3*	Consent of KPMG LLP relating to the financial statements of Permian Highway Pipeline LLC.

23.4*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included in the signature page of this Registration Statement).

107.1*	Calculation of Filing Fee Tables.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on May 20, 2024.

KINETIK HOLDINGS INC.

By:	/s/ Todd Carpenter
Name:	Todd Carpenter
Title:	General Counsel and Chief Compliance Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jamie Welch, Todd Carpenter, Steve Stellato and Lindsay Ellis, or any of them acting without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him and her and in his and her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or hers substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 20, 2024.

Signatures	Title
/s/ Jamie Welch	Chief Executive Officer, President and Director
Jamie Welch	(Principal Executive Officer)

/s/ Steven Stellato	Executive Vice President, Chief Accounting Officer and Chief Administrative Officer
Steven Stellato	(Principal Financial and Principal Accounting Officer)

/s/ David Foley
David Foley	Chairman of the Board and Director

/s/ Deborah Byers
Deborah Byers	Director

/s/ Elizabeth Cordia
Elizabeth Cordia	Director

/s/ Jesse Krynak
Jesse Krynak	Director

/s/ Michael A. Kumar
Michael A. Kumar	Director

/s/ Mark Leland
Mark Leland	Director

/s/ Kevin McCarthy
Kevin McCarthy	Director

/s/ John Paul Munfa
John Paul Munfa	Director

/s/ William Ordemann
William Ordemann	Director

/s/ Laura Sugg
Laura Sugg	Director